Exhibit (c)(3)

Project Newbury Strictly Private and Confidential January 6, 2023 Citi Banking, Capital Markets & Advisory | Real Estate & Lodging Discussion Materials for the Special Committee PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

Disclaimer

The accompanying pages contain material provided to the Special Committee (the “Special Committee”) of the Board of Directors of AlerisLife Inc. (“Aleris”, “ALR” or the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with a potential transaction involving AlerisLife and ABP Trust (“ABP”), of which Adam Portnoy is a principal.

The accompanying material was compiled or prepared on a confidential basis solely for the use of the Special Committee and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections contained herein have been prepared or adopted by management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company that it is not aware of any relevant information that has been omitted or that remains undisclosed to Citi.

The accompanying material was not prepared for use by readers not as familiar with the Company as the Special Committee and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Special Committee. The accompanying material is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, tax or accounting advice.

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1. Situation Overview

PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

Situation Overview

- AlerisLife Inc. (Nasdaq: "ALR"), f/k/a Five Star Senior Living Inc., operates an evolving portfolio of residential and lifestyle services for older adults
- Facing financial and operational difficulties, ALR began restructuring its business in 2019 by reaching an agreement with its main landlord Diversified Healthcare Trust (Nasdaq: "DHC"), f/k/a as Senior Housing Properties Trust, to restructure the business arrangement between the parties
  - In addition to the replacement of master leases with management agreements, the agreement provided for the issuance of ALR stock to DHC (externally managed by The RMR Group LLC, a subsidiary of The RMR Group Inc. (collectively, "RMR")), resulting in DHC becoming a 32.8% shareholder of AlerisLife
  - Separately, ALR has a business management agreement with RMR
- In late 2022, ALR's Board of Directors was made aware of ABP's intention to acquire all of the outstanding shares of common stock of ALR that it does not already own
  - Subsequently, on December 22, 2022, the principal of ABP conveyed a verbal all-cash offer to purchase AlerisLife for $0.95 per share

Capitalization

As of Year End 2022

($ in millions, except per share data)		At Market	At Offer
Share Price		$0.63[1]	$0.95
Fully Diluted Shares Outstanding		34.3	34.3
Total Implied Equity Capitalization		**$21.4**	**$32.6**
Mortgage Notes		6.4	6.4
Senior Secured Term Loan		67.6	67.6
Total Debt		**$74.0**	**$74.0**
(-) Cash and Cash Equivalents[2]		(47.0)	(47.0)
Net Debt		**$27.0**	**$27.0**
Total Implied Enterprise Value (TEV)		**$48.4**	**$59.5**
Selected Implied EBITDA Multiples	**Statistic**	**Metric**	**Metric**
TEV / 2022E EBITDA[3]	($15.6)	NM	NM
TEV / 2023E EBITDA	4.3	11.2x	13.7x
TEV / 2024E EBITDA	18.0	2.7	3.3
Selected Implied Leverage Multiples			
Net Debt / 2023E EBITDA		6.2x	6.2x

Source: ALR Management, public filings, press releases and FactSet as of 01/04/2023.
Note: ALR projections and 2022 YE capitalization per company management as of January 2023. "NM" denotes not meaningful.
(1) At Market share price as of 01/04/2023.
(2) 2022 YE cash balance of $70mm adjusted for $23mm of cash held by ALR's captive insurance entity and not readily available for general operating purposes per ALR management.
(3) 2022E EBITDA includes three quarters of actuals and one quarter of projections.

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52% 39% 9% Northeast 19% West 14% Midwest 15% South 52% 16 SNFS 1 Campus 7 SNFs 1 Campus 3 SNFs 1 SNF 3 SNFs 2 Campuses 1 SNF 1 ALF 10 SNFs AlerisLife At A Glance Company Overview AlerisLife Inc., formerly known as Five Star Senior Living Inc., is a holding company headquartered in Newton, Massachusetts, that operates a portfolio of residential communities and lifestyle services for older adults Residential segment (formerly known as senior living) is operated through the Five Star Senior Living brand Lifestyle Services segment (formerly known as rehabilitation and wellness services) is operated primarily through Ageility Physical Therapy Solutions and Ageility Fitness, or collectively Ageility brands, as well as Windsong Home Health Through the Residential segment, AlerisLife owns and operates or manages 140 senior living communities located in 28 states with 19,973 living units, including 10,422 independent living apartments and 9,551 assisted living suites The company manages 120 of these senior living communities (17,889 living units) for Diversified Healthcare Trust (DHC), and own s 20 of these senior living communities (2,084 living units) Geographies Served Portfolio Breakdown Top 10 States By Units Other States Ageility State Source: ALR Management, public filings and FactSet. Portfolio data per 3Q 2022 Form 10 - Q filing. (1) Based on 2021A revenue per 2021 Form 10 - K filing. (2) Based on 3Q 2022 revenue per Company management. (3) Residential segment breakdown based on unit counts per 3Q 2022 Form 10 - Q filing. Lifestyle Services 35% Residential 42% Residential Mgmt Fees 23% Independent Living & Active Adult (3) Assisted Living (3) Memory Care (3) Revenue by Geography (1) Revenue by Business Segment (2) 65% Senior Living 3 PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

E xternally Managed Business Management Agreement 61% 0.5% 32.8% 0.2% ABP Trust Private Public Shareholders 51.2% (majority owned) (1) The RMR Group Inc. Public (Nasdaq: “RMR”) (MD - incorporated) Diversified Healthcare REIT Public (Nasdaq: “DHC”) (MD - incorporated) 5.5% AlerisLife Inc. Public (Nasdaq: “ALR”) (MD - incorporated) Adam Portnoy & Family Overview of Parties Involved Ownership & Organization of ALR Source: ALR Management and public filings as of 01/04/2023. (1) Per RMR Form 10 - K for the fiscal year ended 09/30/2022. 4 PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

Acquiror / Offeror ABP Trust Scope of Proposal Acquisition of all shares outstanding and not already owned by ABP - As of September 30, 2022, ABP owned 5.5% of outstanding AlerisLife common stock (1) Consideration $0.95 per AlerisLife common stock share - Implies $32.6mm equity market capitalization for AlerisLife Form of Consideration All Cash Proposed Format/Structure of Contemplated Transaction Tender offer (no conditions of offer specified) subject to execution of a merger agreement Tender Conditions Not disclosed/discussed (including minimum acceptance threshold) Funding/Financing Not disclosed/discussed Other ABP stated that it has already talked with the Board of Trustees of Diversified Healthcare Trust (DHC), which indicated its willingness to enter into a tender and support agreement with ABP with respect to its 33% interest in AlerisLife (2) Both ABP and DHC have indicated that they do not intend to sell their respective stakes in AlerisLife to any other party Source: Verbal proposal conveyed by ABP on December 22, 2022 and subsequent discussions. (1) Separately, Adam Portnoy, a principal of ABP, owns 0.2% of the outstanding AlerisLife common stock and is the majority owner of RMR, which owns 0.5% of AlerisLife common stock. (2) DHC is externally managed by RMR. DHC and ABP might enter into separate side agreements for DHC to maintain a stake in AlerisLife post transaction. Per AlerisLife management, discussions have occurred between DHC and ABP regarding DHC’s potential reinvestment in AlerisLife post - transaction. Summary of Proposal 5 PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

2. Healthcare Operator Landscape

Company Ownership (Inve s t m ent D ate) % Senior Living (1) # of States Regional Presence Services West Midwest South / S outheast Northeast Home Care Hospice Facility - Based / Other Senior Living (201 2 ) 100 28 ✓ ✓ ✓ ✓ ✓ Public 100 41 ✓ ✓ ✓ ✓ ✓ ✓ ✓ (2022) 100 19 ✓ ✓ ✓ ✓ ✓ Public 4 22 ✓ ✓ ✓ ✓ ✓ (2009) 100 11 ✓ ✓ ✓ ✓ ✓ Public NA 22 ✓ ✓ ✓ ✓ ✓ ✓ (2021) 100 42 ✓ ✓ ✓ ✓ ✓ (2022) 100 NA ✓ Public 28 14 ✓ ✓ ✓ ✓ ✓ ✓ (2018) NA 2 6 ✓ ✓ ✓ ✓ ✓ ✓ ✓ Public 100 18 ✓ ✓ ✓ ✓ ✓ ( 201 4 ) NA NA ✓ ✓ ✓ ✓ Healthcare Operator Landscape Source: Public filings, websites, press releases and FactSet as of 01/04/2023. Note: “NA” denotes not publicly available. (1) Based on % of 3Q22 revenue. (2) OTC traded with no public disclosure. Public 65 30 ✓ ✓ ✓ ✓ ✓ ✓ ✓ Public Company (2) 6 PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

Recent Restructurings Among Healthcare Operators

Company	Details
Brookdale Senior Living ***Public***	• Public rumors regarding a sale process in October/November 2022 • Executed $150mm mandatory convert in November 2022 to raise funds to keep operations running - ***Share price dropped 43% since the announcement of the convert***
Discovery Senior Living ***Private***	• Acquired by Lee Equities and Coastwood Senior Housing Partners in October 2022 through a recapitalization
ProMedica ***Private***	• Publicly announced difficult financial condition in the spring of 2022 • In November 2022, Welltower announced a management transition of ~150 properties away from ProMedica
Sonida Senior Living ***Public***	• Restructured several times in 2020 and 2021, including defaulting on several portfolios of owned properties • Accepted ~$155mm from Conversant, effectively taking control of the company in October 2021 - ***Conversant investment was made at an implied share price of $25, compared to Sonida's current trading below $15 per share***
Alerislife – Never stop advancing ***Public***	• Between April 2019 and January 2020, ALR terminated its lease, management, and pooling agreements with DHC, replacing them with new management argeements • Pursuant to the restructuring transaction, ALR issued equity to both DHC and its shareholders in consideration for DHC's assumption of ALR's working capital liabilities • ***Share price has declined 89% since the announcement of the restructuring in April 2019***

Denotes where current market values are below current investor entry prices

Source: Public filings and press releases as of 01/04/2023.

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ALR Key Events Timeline & Financial Performance Sept. 16, 2019 - Board approves 1:10 reverse stock split to regain compliance with Nasdaq Source: ALR Management, public filings, press releases and FactSet as of 01 /04/2023. (1) Historical EBITDA figures provided by ALR management. (2) Defined as cash flow from operating activities less cash flow from investing activities, as provided by ALR management. 2019 2023 2022 2021 2020 Jan. 26, 2022 - Five Star Living (FVE) rebrands to “ AlerisLife ,” trading on Nasdaq under “ALR” The rebrand aligns with the company’s recent restructuring and its growing Ageility rehabilitation / fitness offerings for younger “choice - based” consumers ALR Share Price Past 4 Years $0.63 $9.66 $3.09 $1.71 $1.00 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 Jan-19 May-19 Oct-19 Mar-20 Aug-20 Jan-21 May-21 Oct-21 Mar-22 Aug-22 Jan-23 1 - Year High 6 - Month High 3 - Month High Current High Low Avg. 1-Year $3.09 $0.55 $1.55 6-Month 1.71 0.55 0.98 3-Month 1.00 0.55 0.82 (2) (1) April 2, 2019 – ALR enters into 15 - year management agreement to modify its existing business arrangements with SNH (now DHC) April 9, 2021 – ALR announces a new strategic plan to reposition its senior living management business with a focus on independent living, assisted living, and memory care, as well as to exit the skilled nursing business April 30, 2022 – Katie Potter resigns as CEO of AlerisLife ($ in millions) 2019A 2020A 2021A 3Q 2022 LTM EBITDA ($2.0) $4.9 ($16.5) ($21.6) Cash Flow Ops. Less Invest (67.1) 49.1 0.1 (45.2) 8 June 28, 2022 – Healthcare consultant concludes an operational review and makes recommendations to the Board Jeff Leer, former CFO, is appointed President and CEO Restructuring Announcement PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

Selected Public Healthcare Operators

($ in millions)

		AlerisLife (Never stop advancing)	Brookdale Senior Living	Sonida Senior Living	Ensign Group	Pennant Group
Portfolio	**Primary Business**	Senior Living / Rehabilitation	Senior Living	Senior Living	Post-Acute Care	Home Health / Hospice / Senior Living
	Geographic Diversity	30 States	41 States	18 States	22 States	14 States
	Facility Types	140 Senior Living Communities / 203 Outpatient Locations / 8 Inpatient Clinics	672 Senior Living Communities	76 Senior Living Communities	206 Central Locations	94 HH&H Agencies / 49 Senior Living Facilities
	Community Mix *(% of Total Communities)* (Owned / Leased / Managed)	14%; 86%	4%; 45%; 51%	18%; 82%	27%; 73%	100%[1]
Business Mix	**Business Mix** *(% of 3Q22 Revenue)* (Senior Living / Home Care / Facility-Based Services / Hospice / Other[3])	35%[2]; 65%	100%	100%	2%; 4%; 94%	34%; 28%; 38%
Selected Financial Metrics	**Enterprise Value**	$48[4]	$3,979	$769	$5,217	$391
	Market Capitalization	21[4]	521	88	5,367	332
	Net Debt / LTM EBITDA	*NM*	13.4x	*NM*	*NM*	3.2x
	Price / 2023E EPS	*NM*	*NM*	*NM*	20.6	15.3
Profitability & Growth Outlook	**3Q22 LTM Revenue**[5]	$160	$2,759	$237	$2,823	$460
	3Q22 LTM Gross Profit Margin[6]	(21.9%)	8.9%	(0.3%)	12.7%	9.9%
	3Q22 LTM EBITDA Margin[6]	(13.5)	9.4	2.8	9.2	3.7
	2022E - 2024E Revenue CAGR	12.5	6.8	*NA*	9.2	7.1
	2022E - 2024E EBITDA CAGR	*NM*	17.9	*NA*	9.8	17.6
	2022E EBITDA Margin[6]	(9.5)	8.9	*NA*	12.8	6.9
	2022E - 2024E EPS CAGR	*NM*	*NA*	*NA*	10.3	17.5

Source: Public filings as of 09/30/2022 and FactSet as of 01/04/2023.
Note: ALR financial information per ALR management. "NA" denotes not publicly available.
(1) Pennant's subsidiaries lease and operate but do not own the underlying real estate of the operations. Pennant does not own any operating assets.
(2) ~1% of Facility-Based Services comes from the Windsong Home Health brand.
(3) "Other" for Ensign includes real estate under Standard Bearer that is leased to skilled nursing and senior living operators.
(4) 4Q'22 capitalization per ALR management. YE estimated cash balance of $70mm adjusted for $23mm of captive insurance cash per ALR management.
(5) Represents total revenue excluding reimbursements for ALR per ALR management.
(6) Margin statistics for ALR calculated based on total revenue excluding reimbursements per ALR management.

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12.3x 9.8x 5.0x 15.0x 25.0x 35.0x 45.0x Jan-18 Jun-18 Nov-18 Apr-19 Sep-19 Feb-20 Jul-20 Dec-20 May-21 Oct-21 Mar-22 Aug-22 Jan-23 Brookdale Senior Living Ensign Group Pennant Group 13.7x (72%) (93%) 333% (45%) (200%) (100%) 0% 100% 200% 300% 400% Jan-18 Jun-18 Nov-18 Apr-19 Sep-19 Feb-20 Jul-20 Dec-20 May-21 Oct-21 Mar-22 Aug-22 Jan-23 AlerisLife Brookdale Senior Living Sonida Senior Living Ensign Group Pennant Group (96%) COVID - 19 Selected Public Healthcare Operators – Trading Performance Firm Value / NTM Consensus EBITDA (x) Past 5 Years Share Price Performance Past 5 Years COVID - 19 Source: FactSet as of 01 /04/2023. Note: AlerisLife and Sonida Senior Living are excluded from Firm Value / NTM Consensus EBITDA chart due to inconsistent Consensus availability. (1) Selected public operator averages include Brookdale Senior Living, Sonida Senior Living, Ensign Group and Pennant Group. (2) Selected public operator averages include Brookdale Senior Living, Sonida Senior Living and Pennant Group. (3) Selected public operator averages include Brookdale Senior Living, Ensign Group and Pennant Group. Period Selected Public Operators (3) 1-Year Average 13.3x 3-Year Average 15.9 5-Year Average 14.3 10 PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION Period ALR Selected Public Operators Incl. Ensign (1) Selected Public Operators Excl. Ensign (2) 1-Year Average (89.7%) 29.0% (53.9%) 3-Year Average (74.5) 33.7 (31.0) 5-Year Average (62.0) 22.0 (30.8)

3. ALR Financial Projections & Preliminary Financial Analyses

Senior Living Communities – Owned Portfolio Average occupancy for the owned portfolio is forecasted to increase 780 bps (Average Daily Census, “ADC,” increase of 164) in 20 23, 500 bps (ADC increase of 105) in 2024, 320 bps (ADC increase of 67) in 2025, 170 bps (ADC increase of 36) in 2026 and 60 bps (AD C increase of 13) in 2027 RevPOR is forecasted to increase 11% in 2023, 9% in 2024, 5% in 2025 and 3% in 2026 and 2027 Residential wages and benefits as a percentage of residential revenues are forecasted to decrease to 62% in 2023, 59% in 2024 an d 58% from 2025 through 2027 Decrease in wages and benefits as a percentage of revenues will be driven by the operational efficiencies and increase in occ upa ncy Other residential operating expenses as a percentage of residential revenues are forecasted to decrease to 35% in 2023, 30% i n 2 024 and 27% from 2025 through 2027 Lifestyle Services Assumptions Forecast assumes opening of 18 Ageility outpatient locations in 2023 and 9 Ageility outpatient locations in 2024 Years 2025 through 2027 assume focus on growing revenues at existing locations Revenue is forecasted to grow 1% quarterly from 2025 through 2027 Management Fees Revenue Residential management fee revenue is driven by average occupancy growth of 600 bps (ADC increase of 1,100) in 2023, 480 bps (ADC increase of 849) in 2024, 240 bps (ADC increase of 439) in 2025, 130 bps (ADC increase of 227) in 2026 and 50 bps (ADC increase of 88) in 2027 RevPOR is forecasted to increase 7% in 2023, 11% in 2024, 5% in 2025 and 3% in 2026 and 2% in 2027 Forecast assumes fee eligible capital spend of approximately $100 million each year on behalf of managed communities Management fee revenues does not include potential to earn 15% incentive fees on excess of portfolio EBITDA target. G&A G&A expenses forecasted as ~31% of total revenue (excl. reimbursements) in 2023E, decreasing to ~28% by 2027E G&A expenses forecasted to decrease ~16% in 2023 and increase 3% in 2024, 4% in 2025, 3% in 2026 and 2% in 2027 Acq . & Disp. Of Property & Equipment Acquisition and Disposition of Property and Equipment expense of $16.4mm in 2023E, $8.4mm in 2024E, and $6.0mm thereafter Net Working Capital Increase in Net Working Capital of $1.0mm in 2023E, $2.1mm in in 2024E, $0.6mm in 2025E, $0.3mm in 2026E, and $0.1mm in 2027E Other Marginal tax rate of 26% (21% Federal income tax rate and 5% State income tax rate) applied to EBIT Rent Expense discontinued in 2021 as a result of business restructuring Sources: ALR Management as of 01/04/2023. Selected Assumptions Underlying Financial Projections for ALR 11 PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

3Q 2022 '23E - '27E ($ in millions) 2020A 2021A LTM 2022E 2023E 2024E 2025E 2026E 2027E CAGR Lifestyle Services Revenue $82.0 $68.0 $59.0 $58.9 $60.2 $63.2 $67.0 $68.3 $69.7 3.7% Residential Revenue 77.0 64.6 63.9 67.5 82.4 95.4 103.8 108.7 112.5 8.1 Residential Management Fee Revenue 62.9 47.5 36.9 37.0 41.6 48.3 51.6 53.7 55.0 7.2 Other Operating Income 3.4 7.8 0.0 0.0 -- -- -- -- -- -- Total Revenue (Excl. Reimbursements) $225.4 $187.9 $159.7 $163.3 $184.2 $206.9 $222.3 $230.7 $237.2 6.5% (YoY % Growth) 12.3% 7.5% 3.8% 2.8% Reimbursed Costs Incurred on Behalf of Managed Communities $916.2 $722.9 $533.5 $534.7 $570.6 $631.3 $631.9 $638.4 $656.3 3.6% Other Reimbursed Expenses 25.6 31.6 14.7 14.8 16.5 17.2 17.4 17.9 18.3 2.6 Total Revenue $1,167.2 $942.4 $708.0 $712.9 $771.3 $855.4 $871.7 $886.9 $911.8 4.3% (YoY % Growth) 10.9% 1.9% 1.8% 2.8% Lifestyle Service Expenses ($66.3) ($59.3) ($56.0) ($56.7) ($58.9) ($61.3) ($65.3) ($66.6) ($68.0) 3.6% Residential Living Wages and Benefits (41.8) (39.0) (36.5) (39.2) (50.9) (56.7) (60.4) (63.1) (64.9) 6.3 Other Residential Operating Expenses (27.5) (30.3) (26.0) (24.5) (28.5) (28.3) (28.1) (29.4) (30.7) 1.8 Rent Expense (1.3) -- -- -- -- -- -- -- -- -- General and Administrative Expenses (86.9) (86.0) (72.0) (69.1) (58.0) (59.7) (62.3) (63.9) (65.4) 3.0 Restructuring Expenses (0.3) (18.9) (4.3) (3.0) (0.1) -- -- -- -- -- Cash Expenses (Excl. Reimbursed Costs) ($224.1) ($233.5) ($194.7) ($192.4) ($196.4) ($206.1) ($216.2) ($223.0) ($229.0) 3.9% (YoY % Growth) 4.9% 4.9% 3.1% 2.7% Reimbursed Costs Incurred on Behalf of Managed Communities ($916.2) ($722.9) ($533.5) ($534.7) ($570.6) ($631.3) ($631.9) ($638.4) ($656.3) 3.6% Total Cash Expenses ($1,140.2) ($956.4) ($728.3) ($727.1) ($767.0) ($837.4) ($848.1) ($861.3) ($885.2) 3.7% (YoY % Growth) 9.2% 1.3% 1.6% 2.8% Other Adjustments(2) ($22.0) ($2.5) ($1.4) ($1.4) -- -- -- -- -- EBITDA $4.9 ($16.5) ($21.6) ($15.6) $4.3 $18.0 $23.6 $25.6 $26.5 57.3% (EBITDA Margin %) 2.4% 8.7% 10.6% 11.1% 11.2% Depreciation and Amortization ($15.0) ($15.5) ($15.5) ($16.7) ($17.9) EBIT ($10.7) $2.5 $8.0 $8.9 $8.6 NA Income Taxes(3) -- (0.7) (2.1) (2.3) (2.2) NOPAT ($10.7) $1.9 $6.0 $6.6 $6.4 NA Depreciation and Amortization 15.0 15.5 15.5 16.7 17.9 Acquisition and Disposition of Property and Equipment, net (16.4) (8.4) (6.0) (6.0) (6.0) Change in Net Working Capital (1.0) (2.1) (0.6) (0.3) (0.1) Unlevered Free Cash Flow ($13.0) $6.8 $14.9 $17.0 $18.1 NA Fully Diluted Shares Outstanding (mm) 35.3 36.3 37.2 38.1 39.0 Projections ALR Financial Projections Source: ALR Management as of 01/04/2023. Note: “NA” denotes not applicable. (1) Includes three quarters of actuals and one quarter of projections. (2) Other Adjustments includes Loss on Termination of Leases, Unrealized G ain on Equity I nvestments , Realized G ain (Loss) on Sale of Debt E quity Investments (net of tax), and Equity in Earnings (Losses) of an Investee. (3) Marginal tax rate of 26% (21% Federal income tax rate and 5% State income tax rate). AlerisLife Management’s forecast does not assume any utilization of the Company’s tax assets (including tax credit and tax loss carryfor wa rds). Any such potential utilization during the forecast period is subject to further review. (1) 12 PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

Preliminary Illustrative Discounted Cash Flow Analysis

Assumptions

- Terminal year perpetuity growth rate of 1.0% to 3.0%
- Cash flows are discounted to 12/31/2022 using discount rate range of 17.6% to 19.5%

	Period Ending December 31					Terminal Year
	2023E	2024E	2025E	2026E	2027E	
Total Revenue (Excl. Reimbursements)	$184.2	$206.9	$222.3	$230.7	$237.2	
EBITDA	$4.3	$18.0	$23.6	$25.6	$26.5	
% Growth		*315.7%*	*30.8%*	*8.6%*	*3.7%*	
(-) Depreciation and Amortization	(15.0)	(15.5)	(15.5)	(16.7)	(17.9)	
EBIT	($10.7)	$2.5	$8.0	$8.9	$8.6	
(-) Income Taxes(1)	---	(0.7)	(2.1)	(2.3)	(2.2)	
NOPAT	**($10.7)**	**$1.9**	**$6.0**	**$6.6**	**$6.4**	
(+) Depreciation and Amortization	15.0	15.5	15.5	16.7	17.9	
(-) Acq. & Disp. of Property & Equipment, net	(16.4)	(8.4)	(6.0)	(6.0)	(6.0)	
(-) Increase in Net Working Capital	(1.0)	(2.1)	(0.6)	(0.3)	(0.1)	
Unlevered Free Cash Flow	**($13.0)**	**$6.8**	**$14.9**	**$17.0**	**$18.1**	**$18.5**
% Growth		*NA*	*117.3%*	*14.2%*	*6.8%*	*2.0%*

Implied Enterprise Value

(@ Midpoint)

Unlevered Free Cash Flows (2023E - 27E)	$43.9
PV of Unlevered Free Cash Flows	**$19.2**
Terminal Year FCF	$18.5
Terminal Year Value	111.8
Discount Factor	0.43x
PV of Terminal Value	**$47.8**
Implied Enterprise Value	**$67.0**
(-) Net Debt	(27.0)
Implied Equity Value	**$40.0**
Fully Diluted Share Count	34.3
Implied Equity Value Per Share	**$1.17**

Sensitivity

Implied Equity Value Per Share

Discount Rate	Perpetuity Growth Rate 1.0%	2.0%	3.0%
17.6%	$1.24	$1.34	$1.47
18.5%	1.08	1.17	1.27
19.5%	0.93	1.01	1.10

Source: AlerisLife Management as of 01/04/2023.

Note: AlerisLife capitalization based on YE 2022 estimates as provided by ALR management in January 2023. ALR's net debt balance of $27.0mm excludes $23mm of cash held by ALR's captive insurance entity per ALR management.

(1) Marginal tax rate of 26% (21% Federal income tax rate and 5% State income tax rate). AlerisLife Management's forecast does not assume any utilization of the Company's tax assets (including tax credit and tax loss carryforwards). Any such potential utilization during the forecast period is subject to further review.

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Appendix

PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

Preliminary Illustrative WACC Calculation

WACC Calculation Inputs

Target Capital Structure (Net Debt / Total Capital)[1]:	20.0 –	10.0	%
After-Tax Cost of Debt:		5.3	%
Expected Long-Term Yield[2]:		7.2	%
– Current Statutory Marginal Tax Rate:		26.0	%
Cost of Equity: 6.5% Equity Market Risk Premium	20.6 –	20.3	%
7.5% Equity Market Risk Premium	21.5 –	21.1	%
Risk-Free Rate (20-Year CMT Bond):		4.0	%
Assumed Equity Market Risk Premium - low:		6.5	%
Assumed Equity Market Risk Premium - high:		7.5	%
Relevered Equity Beta:	0.84 –	0.80	
– Unlevered Asset Beta:		0.76	
– Selected "Standard" Beta Measurement Period (Years):		5	
– Implied Net Debt / Equity Ratio:	25.0 –	11.1	%
Small Cap Risk Premium:		11.2	%
High Yield Issuer? (Y / N)		Y	

Weighted Average Cost of Capital:	17.6 –	19.5	%
6.5% Equity Market Risk Premium	17.6 –	18.8	%
7.5% Equity Market Risk Premium	18.2 –	19.5	%

The low-end of the WACC is based upon the low-end of the equity market risk premium (6.5%) and the high-end of the net debt / total capital ratio. The high-end is based on the high-end of the equity market risk premium (7.5%) and the low-end of the capital structure.

Cost of Net Debt-Related Metrics

	Value of Net Debt	Market Value of Equity	Capital Structure: Net Debt / Total Capital Ratio	Capital Structure: Current Statutory Marginal Tax Rate	Capital Structure: Long Term Yield[2]
AlerisLife	$27	$21	55.7%	26.0%	7.2%

Cost of Equity-Related Metrics

	Adjusted Equity Beta (Bloomberg)	Beta Estimation Period (Yrs)	High Yield Issuer	Debt Beta	Unlevering Tax Rate	Unlevered Asset Beta
AlerisLife	1.185	3.8[3]	Y	0.3	26.0	0.758

Unlevering tax rate represents a blended average tax rate based on the number of days for which different statutory marginal tax rates were in effect during the beta estimation period.

Source: ALR Management, public filings, Wall Street Research, Bloomberg and FactSet as of 01/04/2023.
(1) Based on estimated capital structure of non-distressed senior housing operators.
(2) Based on High Yield BB Index as of 01/04/2023.
(3) Adj. Equity Beta as of 04/02/2019 when ALR announced the restructuring of its management agreements with DHC.

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PRELIMINARY – SUBJECT TO FURTHER REVIEW AND REVISION

AlerisLife Shareholder Base

Ownership Distribution


ABP Trust, Affiliates & Adam Portnoy
6.2%
ABP Trust is the controlling stockholder of the RMR Group and owned by Adam Portnoy
Diversified Healthcare Trust
32.8%
Other Public Shareholders
61.0%
DHC is an affiliated party in that it is externally managed by RMR

Top 25 ALR Investors

Investor Name	Investor Type	Ownership %
Diversified Healthcare Trust	--	32.8%
ABP Trust	--	5.5
Newtyn Management LLC	Active	4.6
Alta Fundamental Advisers LLC	Active	4.3
Vanguard Group Inc.	Passive	3.4
Acadian Asset Management LLC	Active	1.7
RBF Capital LLC	Active	1.4
Jeffrey C. Leer*	--	1.3
Renaissance Technologies LLC	Active	1.3
Dimensional Fund Advisors LP	Active	1.1
BlackRock Inc.	Passive	1.1
Katherine E. Potter*	--	0.9
Cadent Captial Advisors LLC	Active	0.8
RMR Group LLC	--	0.5
Geode Capital Management LLC	Passive	0.5
Jennifer Babbin Clark*	--	0.4
Atria Wealth Solutions Inc.	Active	0.3
JB Capital Partners	Active	0.3
Bridgeway Capital Management LLC	Active	0.2
Prescott Group Capital Management LLC	Active	0.2
Stephen Geiger*	--	0.2
Gerard Michael Martin*	--	0.2
State Street Global Advisors Inc.	Passive	0.2
Goldman Sachs Group Inc.	Active	0.2
Adam David Portnoy*	--	0.2
Heather Pereira*	--	0.1

[box] ABP Trust, Affiliates & Adam Portnoy
* ALR Director, Executive or Management

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Source: Public filings and S&P Capital IQ as of 01/04/2023.